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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Neenah Paper, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF 2010 ANNUAL MEETING
AND
PROXY STATEMENT

April 19, 2010

Dear Stockholder:

        You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Neenah Paper, Inc. to be held at the Company's headquarters located at Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005 on Wednesday, May 19, 2010 at 10:00 a.m., Eastern Time.

        The formal business to be transacted at the Annual Meeting is described in the attached Notice of Annual Meeting and Proxy Statement. At the Annual Meeting, stockholders will be asked to: (i) elect three Class III directors for a three-year term; and (ii) ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2010. At the Annual Meeting, we will provide a brief report on our operations and our plans for the future. Our directors and executive officers, as well as representatives from Deloitte & Touche LLP, will be present to respond to questions from stockholders.

        Please mark, date, sign and return your proxy card in the enclosed envelope or vote electronically using the Internet or telephone voting procedures described in the attached Proxy Statement, at your earliest convenience. This will assure that your shares will be represented and voted at the Annual Meeting, even if you do not attend.

Sincerely,

SEAN T. ERWIN Chairman of the Board, President and Chief Executive Officer

Neenah Paper, Inc.

Preston Ridge III
3460 Preston Ridge Road, Suite 600
Alpharetta, Georgia 30005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2010

        NOTICE HEREBY IS GIVEN that the 2010 Annual Meeting of Stockholders of Neenah Paper, Inc. will be held at the Company's headquarters located at Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005 on Wednesday, May 19, 2010 at 10:00 a.m., Eastern time, for the purpose of considering and voting upon:

  1.
  A proposal to elect as Class III directors the three nominees named in the attached Proxy Statement to serve until the 2013 Annual Meeting of Stockholders;

  2.
  A proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Neenah Paper, Inc. for the fiscal year ending December 31, 2010; and

  3.
  Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

        Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders of record at the close of business on March 31, 2010 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

        The Proxy Statement and the 2009 Annual report to Stockholders are available at http://www.neenah.com/proxydocs

By order of the Board of Directors.

STEVEN S. HEINRICHS Senior Vice President, General Counsel and Secretary

Alpharetta, Georgia
April 19, 2010

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE OR VOTE ELECTRONICALLY USING THE INTERNET OR TELEPHONE VOTING PROCEDURES DESCRIBED IN THE ATTACHED PROXY STATEMENT.

Neenah Paper, Inc.

Preston Ridge III
3460 Preston Ridge Road, Suite 600
Alpharetta, Georgia 30005

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2010

        This Proxy Statement is furnished to the stockholders of Neenah Paper, Inc. in connection with the solicitation of proxies by our Board of Directors to be voted at the 2010 Annual Meeting of Stockholders and at any adjournments thereof. The Annual Meeting will be held at the Company's headquarters located at Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005 on Wednesday, May 19, 2010 at 10:00 a.m., Eastern Time. When used in this Proxy Statement, the terms "we," "us," "our," "the Company" and "Neenah" refer to Neenah Paper, Inc.

        The approximate date on which this Proxy Statement and form of proxy card are first being sent or given to stockholders is April 19, 2010.

VOTING

General

        The securities that can be voted at the Annual Meeting consist of our common stock, par value $0.01 per share, with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of common stock who are entitled to receive notice of and to vote at the Annual Meeting is the close of business March 31, 2010. On the record date 14,709,113 shares of common stock were outstanding and eligible to be voted at the Annual Meeting.

Quorum and Vote Required

        The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting.

        In voting with regard to the proposal to elect as Class III directors (Proposal 1) the three nominees named herein, stockholders may vote for all nominees listed herein, withhold their votes as to all nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is a majority of the shares of common stock represented at the Annual Meeting and entitled to vote, provided a quorum is present. Votes that are withheld will be considered as shares present and entitled to vote for the proposal, and therefore will have the same legal effect as votes against the proposal.

        In voting with regard to the proposal to ratify the appointment of the independent registered public accounting firm (Proposal 2), stockholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 2 is a majority of the shares of common stock represented at the Annual Meeting and entitled to vote, provided a quorum is present. Abstentions will be considered as shares present and entitled to vote for the proposal, and therefore will have the same legal effect as votes against the proposal.

        If your shares are held in the name of a bank or brokerage firm (in "street name") and you do not vote your shares, your bank or brokerage firm can vote your shares in their discretion upon proposals which are considered "discretionary" proposals. We believe that Proposal 2 is a discretionary proposal. However, brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the broker for proposals which are considered "non-discretionary" (a "broker non-vote"). We believe Proposal 1 is a non-discretionary proposal. As such, broker non-votes will be counted for the purpose of determining if a quorum is present, but will not be considered as shares entitled to vote on Proposal 1, and therefore will have no effect on the outcome of the proposal.

Proxy Voting Procedures

        You may vote in person at the Annual Meeting or by proxy. We recommend you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the meeting. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct.

        If your shares are held in your name, you can vote by proxy in three convenient ways:

  •
  Via Internet:  Go to http://www.proxyvoting.com/np and follow the instructions.

  •
  By Telephone:  Call toll-free 1-866-540-5760 and follow the instructions.

  •
  In Writing:  Complete, sign, date and return your proxy card in the enclosed envelope.

        If your shares are held in street name, the availability of telephone and internet voting will depend on the voting processes of the applicable bank or brokerage firm; therefore, it is recommended that you follow the voting instructions on the form you receive from your bank or brokerage firm.

        In addition, stockholders can view this Proxy Statement and Neenah's 2009 Annual Report to Shareholders at http://www.neenah.com/proxydocs. All properly executed proxies received by Neenah in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

        Any stockholder of record delivering a proxy has the power to revoke it at any time before it is voted: (i) by giving written notice to Steven S. Heinrichs, Senior Vice President, General Counsel and Secretary of Neenah, at Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia, 30005; (ii) by submitting a proxy card bearing a later date, including a proxy submitted via the Internet or by telephone; or (iii) by voting in person at the Annual Meeting. Please note, however, that any beneficial owner of our common stock whose shares are held in street name may (a) revoke his or her proxy and (b) attend and vote his or her shares in person at the Annual Meeting only in accordance with applicable rules and procedures, as then may be employed by such beneficial owner's brokerage firm or bank. In particular, in order to attend and vote his or her shares at the Annual Meeting, a beneficial owner generally must obtain a form of proxy or other appropriate documentation from such beneficial owner's brokerage firm or bank.

        We are also sending this Proxy Statement and voting materials to participants in various employee benefit plans of Neenah. The trustee of each plan, as the stockholder of record of the shares of common stock held in the plan, will vote whole shares of stock attributable to each participant's interest in the plan in accordance with the directions the participant gives or, if no directions are given by the participant, in accordance with the directions received from the applicable plan committees.

        In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees, in person and by telephone or facsimile. We expect to retain Georgeson Inc. to aid in the solicitation at a cost of approximately $7,500, plus reimbursement of out-of-pocket expenses. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies.

        We will announce the final results on our web site at www.neenah.com shortly after the meeting and on Form 8-K immediately following the meeting.

        If a signed proxy card is received which does not specify a vote or an abstention, then the shares represented by that proxy card will be voted FOR the election of all Class III director nominees described herein and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010. Neenah is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this proxy statement. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented thereby in their discretion.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2010 with respect to: (i) each of our directors; (ii) each of the named executive officers appearing elsewhere herein; and (iii) all executive officers and directors as a group, based in each case on information furnished to us by such persons. As used in this Proxy Statement, "beneficial ownership" means that a person has, as of March 31, 2010, or may have within 60 days thereafter, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power to dispose of or direct the disposition of a security.

Name	Shares Beneficially Owned(1)		Percent of Class(2)
Sean T. Erwin	167,468	(3)	*
Edward Grzedzinski	16,570	(4)	*
Walter M. Haegler	26,120	(5)	*
Steven S. Heinrichs	16,192	(6)	*
Mary Ann Leeper	18,150	(7)	*
Bonnie C. Lind	38,877	(8)	*
Timothy S. Lucas	25,660	(9)	*
John F. McGovern	18,785	(10)	*
Philip C. Moore	21,503	(11)	*
John P. O'Donnell	19,870	(12)	*
Stephen M. Wood	31,560	(13)	*
All directors and executive officers as a group (12 persons)	440,546		2.9

(1)
Except as otherwise noted, the directors and executive officers, and all directors and executive officers as a group, have sole voting power and sole investment power over the shares listed. Shares of common stock held by the trustee of Neenah's 401(k) Retirement Plan and Retirement Contribution Plan for the benefit of, and which are attributable to our executive officers are included in the table. The table does not include exercisable stock options held by our executive officers that were converted to stock appreciation rights on January 29, 2009. The stock options converted to stock appreciation rights are identified in the "Outstanding Equity Awards at 2009 Fiscal Year-End" table in this Proxy Statement.

(2)
An asterisk indicates that the percentage of common stock beneficially owned by the named individual does not exceed 1% of the total outstanding shares of our common stock.

(3)
Includes 90,958 shares of common stock subject to stock options that are exercisable by Mr. Erwin as of March 31, 2010 or within 60 days thereafter.

(4)
Includes (i) 7,145 shares of common stock subject to stock options that are exercisable by Mr. Grzedzinski as of March 31, 2010 or within 60 days thereafter and (ii) 4,480 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 31, 2010.

(5)
Includes 19,368 shares of common stock subject to stock options that are exercisable by Dr. Haegler as of March 31, 2010 or within 60 days thereafter.

(6)
Includes 6,751 shares of common stock subject to stock options that are exercisable by Mr. Heinrichs as of March 31, 2010 or within 60 days thereafter.

(7)
Includes (i) 10,345 shares of common stock subject to stock options that are exercisable by Ms. Leeper as of March 31, 2010 or within 60 days thereafter and (ii) 4,480 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 31, 2010.

(8)
Includes 18,115 shares of common stock subject to stock options that are exercisable by Ms. Lind as of March 31, 2010 or within 60 days thereafter.

(9)
Includes (i) 18,345 shares of common stock subject to stock options that are exercisable by Mr. Lucas as of March 31, 2010 or within 60 days thereafter and (ii) 2,240 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 31, 2010.

(10)
Includes (i) 14,630 shares of common stock subject to stock options that are exercisable by Mr. McGovern as of March 31, 2010 or within 60 days thereafter and (ii) 2,240 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 31, 2010.

(11)
Includes (i) 15,145 shares of common stock subject to stock options that are exercisable by Mr. Moore as of March 31, 2010 or within 60 days thereafter and (ii) 2,311 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 31, 2010.

(12)
Includes 12,168 shares of common stock subject to stock options that are exercisable by Mr. O'Donnell as of March 31, 2010 or within 60 days thereafter.

(13)
Includes (i) 18,345 shares of common stock subject to stock options that are exercisable by Dr. Wood as of March 31, 2010 or within 60 days thereafter and (ii) 2,470 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 31, 2010.

        The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2009 for each person known to us to be the beneficial owner of more than 5% of our outstanding common stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares		Percent of Class
Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94163	1,683,453	(1)	11.5%
Keeley Asset Management Corp. 401 South LaSalle Street Chicago, IL 60605	1,378,800	(2)	9.4%
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	1,157,911	(3)	7.9%
FMR LLC 82 Devonshire Street Boston, MA 02109	757,000	(4)	5.2%
Lee Munder Capital Group, LLLC 200 Claredon Street, T-28 Boston, MA 02116	739,027	(5)	5.0%

(1)
The amount shown and the following information is derived from the Schedule 13G filed by Wells Fargo & Company on January 25, 2010 reporting beneficial ownership as of December 31, 2009. Of the 1,683,453 shares shown, Wells Fargo & Company has sole dispositive power over 1,681,915 shares, shared dispositive power over 308 shares, sole voting power over 1,478,934 shares and shared voting power over 90 shares.

(2)
The amount shown and the following information is derived from the Schedule 13G filed by Keeley Asset Management Corp. Keeley Small Cap Value Fund, and John L. Keeley, Jr. on February 12, 2010, each of which does not affirm the existence of a group, reporting beneficial ownership as of December 31, 2009. Of the 1,378,800 shares shown, the reporting entities, taken as a whole, report sole dispositive power and sole voting power over all 1,378,800 shares.

(3)
The amount shown and the following information is derived from the Schedule 13G filed by BlackRock, Inc. on January 20, 2010, reporting beneficial ownership as of December 31, 2009. Of the 1,157,911 shares shown, BlackRock, Inc. has sole dispositive power and sole voting power over all 1,157,911 shares.

(4)
The amount shown and the following information is derived from the Schedule 13G filed by FMR LLC and Edward C. Johnson 3d on February 12, 2010 reporting beneficial ownership as of December 31, 2009. Of the 757,000 shares shown, FMR LLC and Edward C. Johnson 3d have sole dispositive power over 750,000 shares and sole voting power over 0 shares.

(5)
The amount shown and the following information is derived from the Schedule 13G filed by Lee Munder Capital Group, LLC on February 8, 2010, reporting beneficial ownership as of December 31, 2009. Of the 739,027 shares shown, Lee Munder Capital Group, LLC has the voting power over all 433,896 shares.

PROPOSAL 1—
ELECTION OF DIRECTORS

        The Board currently consists of seven members, divided into two classes of two directors and one class of three directors. The directors in each class serve three year terms, with the terms of the Class III directors expiring at the 2010 Annual Meeting. The Board has nominated Sean T. Erwin, Edward Grzedzinski, and John F. McGovern, each a current director of Neenah, for re-election as Class III directors at the 2010 Annual Meeting. If elected, the nominees will serve a three-year term expiring at the 2013 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified.

        Each of the nominees has consented to serve another term as a director if re-elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

        If any incumbent nominee for director in an uncontested election should fail to receive the required affirmative vote of the holders of a majority of the shares represented at the Annual Meeting and entitled to vote, under Delaware law the director remains in office as a "holdover" director until his or her successor is elected and qualified or until his or her earlier resignation, retirement, disqualification, removal from office or death. In the event of a holdover director, the Board of Directors in its discretion may request the director to resign from the Board. If the director resigns, the Board of Directors may immediately fill the resulting vacancy, allow the vacancy to remain open until a suitable candidate is located and appointed or adopt a resolution to decrease the authorized number of directors.

        The Board unanimously recommends that the stockholders vote "FOR" the proposal to elect Sean T. Erwin, Edward Grzedzinski and John F. McGovern as Class III directors for a three-year term expiring at the 2013 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

        Set forth below is certain information as of March 31, 2010, regarding the three nominees and each director continuing in office, including their ages, principal occupations (which have continued for at least the past five years unless otherwise noted), current Board experience and participation, and how the background, experience and qualification of each nominee and director make them well suited to serve on Neenah's Board.

Information Regarding Directors Nominated for Reelection

        Sean T. Erwin, age 58, is the Chairman of our Board of Directors and our President and Chief Executive Officer. Prior to the spin-off of Neenah from Kimberly-Clark Corporation on November 30, 2004 (the "spin-off"), Mr. Erwin had been an employee of Kimberly-Clark since 1978, and had held increasingly senior positions in both finance and business management. In January 2004, Mr. Erwin was named President of Kimberly-Clark's Pulp and Paper Sector, which comprised the businesses transferred to us by Kimberly-Clark in the spin-off. He served as the President of the Global Nonwoven business from early 2001. He has also served as the President of the European Consumer Tissue business, Managing Director of Kimberly-Clark Australia, as well as previously serving as President of the Pulp and Paper Sector, and President of the Technical Paper business. Mr. Erwin has served as a director of Neenah since November 30, 2004. Mr. Erwin's extensive experience as CEO of the Company and his vast industry experience and leadership positions make him an effective member of Neenah's Board.

        John F. McGovern, age 63, is the founder, and since 1999 a partner, of Aurora Capital LLC, a private investment and consulting firm based in Atlanta, Georgia. Prior to founding Aurora Capital, Mr. McGovern served in a number of positions of increasing responsibility at Georgia-Pacific Corporation from 1981 to 1999, including Executive Vice President/Chief Financial Officer from 1994 to 1999. Previously, Mr. McGovern had been Vice President and Director, Forest Products and Package Division of Chase Manhattan Bank. He currently serves as a director of Collective Brands Inc. He also served as a director of GenTek, Inc. from 2003 to 2009, and Maxim Crane Works Holdings, Inc. from 2005 to 2008. In 2006 the Board appointed Mr. McGovern to serve as lead director for all executive sessions of non-management directors. Mr. McGovern has served as a director of Neenah since January 10, 2006. Mr. McGovern received his BS from Fordham University. Mr. McGovern's extensive experience as the senior financial executive of a multi-national paper products company and his experience as an executive in the financial services industry as well as his experience on other public company boards make him an effective member of Neenah's Board.

        Edward Grzedzinski, age 54, served as the Chief Executive Officer of NOVA Information Systems from 1993 to 2001, and Vice Chairman of US Bancorp from November 2001 to 2004. Mr. Grzedzinski has over 25 years of experience in the electronic payments industry and was a co-founder of NOVA Information Systems in 1991. Mr. Grzedzinski served as a member of the Managing Committee of US Bancorp, and was a member of the Board of Directors of US Bank, N.A. Mr. Grzedzinski also served as Chairman of euroConex Technologies, Limited, a European payment processor owned by US Bancorp until November 2004 and was a member of the Board of Directors of Indus International, a global provider of enterprise asset management products and services until April 2005. Mr. Grzedzinski more recently has been named Chairman of the Board of Veracity Payments Solutions. Mr. Grzedzinski has served as a director of Marlin Business Services since May of 2005 and Neenah Paper since November 30, 2004. Mr. Grzedzinski's experience as chief executive officer and chairman of a financial services company and experience on other boards makes him an effective member of Neenah's Board.

Class I Directors—Term Expiring at the 2011 Annual Meeting

        Timothy S. Lucas, CPA, age 63, has served as an independent consultant on financial reporting issues practicing as Lucas Financial Reporting since 2002. From 1988 to 2002, Mr. Lucas worked at the Financial Accounting Standards Board ("FASB"), where he was the Director of Research and Technical Activities, and Chairman of the FASB's Emerging Issues Task Force. Mr. Lucas has served as a director of Neenah since November 30, 2004. Mr. Lucas received his BA in Economics and BS in Accounting from Rice University and his Master of Accounting from the Jesse H. Jones Graduate School, Rice University. Mr. Lucas' experience at FASB and his educational background make him an effective member of Neenah's Board.

        Philip C. Moore, age 56, is a partner at McCarthy Tétrault, L.L.P., a national Canadian law firm. Mr. Moore practices corporate and securities law, with particular emphasis on corporate governance and finance, mergers and acquisitions and other business law issues. Mr. Moore has been with McCarthy Tétrault, L.L.P. since 1988. From 1994 to 2000, Mr. Moore was a director of Imax Corporation. He is currently a director of various private companies. Mr. Moore has served as a director of Neenah since November 30, 2004. Mr. Moore received his BA from McMaster University and his LLB from Queen's University. Mr. Moore's educational background and extensive experience in corporate governance and business law makes him an effective member of Neenah's Board.

Class II Directors—Term Expiring at the 2012 Annual Meeting

        Mary Ann Leeper, Ph.D., age 69, is Senior Strategic Advisor of The Female Health Company. She stepped down as its President and Chief Operating Officer in May 2006; a position she held since 1996. Dr. Leeper was President and Chief Operating Officer of The Female Health Company Division of the Wisconsin Pharmacal Company from 1994 to 1996, and held other senior positions from 1987 to 1994 in the Wisconsin Pharmacal Company (renamed The Female Health Company in 1996). Dr. Leeper has served as a Director of The Female Health Company since 1987. Dr. Leeper has been an Adjunct Professor at the University of Virginia's Darden Graduate School of Business MBA program since 2001. She held senior positions at G D Searle, was Assistant Professor at Temple University Schools of Pharmacy and Medicine, as well as a biochemist for Wyeth Laboratories and McNeil Laboratories. Dr. Leeper's educational background includes a B.S., Drexel University; M.S., Temple University, M.M., Northwestern University and Ph.D. from Temple University. Dr. Leeper has served as a director of Neenah since November 30, 2004. Dr. Leeper's educational background and her experience as senior executive of a technical manufacturing company makes her an effective member of Neenah's Board.

        Stephen M. Wood, Ph.D., age 63, is currently President and Chief Executive Officer of FiberVisions which is a leading global manufacturer of synthetic fibers for consumer products, construction and industrial applications. Dr. Wood is also Vice Chairman of the Board of ESFV which is a global joint venture with Chisso Corporation, a leading Japanese Chemical Company. FiberVisions is jointly owned by SPG Partners and Hercules Incorporated. From 2001 to 2004, Dr. Wood served as the Chief Executive Officer of Kraton Polymers, a specialties chemical company, and Chairman and Representative Director of JSR Kraton Elastomers, a Japanese joint venture company. Kraton Polymers was acquired from Royal Dutch Shell Group by Ripplewood Holdings and subsequently sold in 2004 to the Texas Pacific Group and JPMorgan Partners. From July to December 2004, Dr. Wood served as Vice Chairman advising the Kraton Board of Directors. Prior to this Dr. Wood was President of the Global Elastomers business unit of Shell Chemicals, Ltd., and a Vice President of that company. Dr. Wood was also elected International President of the International Institute of Synthetic Rubber Producers. Dr. Wood has a BSc in Chemistry and a Ph.D. in Chemical Engineering from Nottingham University, United Kingdom and is a graduate of the Institute of Chemical Engineers. Dr. Wood has served as a director of Neenah since November 30, 2004. Dr. Wood's educational background and his experience as a senior executive of a chemical manufacturing company provides the knowledge base and experience to make him an effective member of Neenah's Board.

 MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, consisting of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, which we refer to as the Nominating Committee. During 2009 our Board held six meetings, the Audit Committee held eight meetings, the Compensation Committee held six meetings and the Nominating Committee held four meetings. The Company's Corporate Governance Policies provide that all directors are expected to regularly attend and participate in Board and Committee meetings and encourages the directors to attend the Company's Annual Meeting. No director attended less than 75% of the 2009 meetings of the Board and meetings of the committees of which he or she is a member. Neenah holds regularly scheduled executive sessions of non-management directors. All of the Company's directors were in attendance at the 2009 Annual Meeting.

Audit Committee

        The Audit Committee is comprised solely of directors who meet the independence requirements of the New York Stock Exchange ("NYSE") and the Securities Exchange Act of 1934, as amended ("Exchange Act"), and are financially literate, as required by NYSE rules. At least one member of the Audit Committee is an audit committee financial expert, as defined by the rules and regulations of the Securities and Exchange Commission ("SEC"). The Audit Committee has been established in accordance with applicable rules promulgated by the NYSE and SEC. The Audit Committee assists the Board in monitoring:

  •
  the quality and integrity of our financial statements;

  •
  our compliance with ethical policies contained in our Code of Business Conduct and Ethics and legal and regulatory requirements as well as administering our policy regarding related party transactions;

  •
  the independence, qualification and performance of our registered public accounting firm;

  •
  the performance of our internal auditors; and

  •
  related party transactions.

        The Audit Committee is governed by the Audit Committee Charter approved by the Board. The charter is available on our website at www.neenah.com.

        The members of the Audit Committee, which met eight times in 2009, are Messrs. Lucas (Chairperson), Moore and Dr. Wood. The Board has determined, based on his experience at the FASB, that Mr. Lucas is an audit committee financial expert within the meaning of the SEC's rules.

Nominating and Corporate Governance Committee

        The Nominating Committee is comprised solely of directors who meet the NYSE independence requirements. The Nominating Committee:

  •
  oversees the process by which individuals are nominated to our Board;

  •
  reviews the qualifications, performance and independence of members of our Board;

  •
  reviews and recommends policies with respect to composition, organization, processes and practices of our Board, including diversity; and

  •
  identifies and investigates emerging corporate governance issues and trends that may affect us.

        The Nominating Committee is governed by the Nominating and Corporate Governance Committee Charter approved by the Board. The charter is available on our website at www.neenah.com.

        The members of the Nominating Committee, which met four times in 2009, are Dr. Leeper (Chairperson), Messrs. McGovern and Grzedzinski.

Compensation Committee

        The Compensation Committee is comprised solely of directors who meet NYSE independence requirements, meet the requirements for a "nonemployee director" under the Exchange Act, and meet the requirements for an "outside director" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee:

  •
  reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and sets such compensation;

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  approves, in consultation with our Chief Executive Officer, the compensation of our officers who are elected by our Board;

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  makes recommendations to our Board with respect to our equity-based plans and executive incentive-compensation plans; and

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  reviews with management and approves awards under our long-term incentive-compensation plans and equity-based plans.

        The Compensation Committee is governed by the Compensation Committee Charter approved by the Board. The charter is available on our website at www.neenah.com.

        The members of the Compensation Committee, which met formally six times in 2009 and engaged in numerous other informal meetings, are Messrs. Moore (Chairperson), McGovern and Dr. Wood.

        Additional information regarding the Compensation Committee's processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis below.

CORPORATE GOVERNANCE

Independent Directors & Board Structure

        Our Amended and Restated Bylaws provide that a majority of the directors on our Board shall be independent. In addition, the Corporate Governance Policies adopted by the Board, described further below, provide for independence standards consistent with NYSE listing standards. Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director's immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company.

        The Board selects from among its members the Chairman of the Board. The Board also elects the Chief Executive Officer of the Corporation. The Board believes that at this time it is appropriate for Sean T. Erwin to serve as both the Chairman and Chief Executive Officer. The Board may in its discretion separate the roles if it deems it advisable and in the best interest of the Corporation to do so. Mr. Erwin's position as CEO and Chairman provides a continuity of leadership between the senior executive team and the Board and enhances the corporate governance environment of the Board. The Company's Corporate Governance Policy also gives the Board the power to select a lead director. In 2006 the Board selected Mr. McGovern to serve as lead director and he continues in that capacity today. The Board regularly holds scheduled and non-scheduled executive sessions of non-management directors. Having a lead director and six out of seven independent directors provides Neenah with a sufficient level of oversight, governance and independence without unduly limiting the senior executives from acting in the best interest of the Company and its shareholders.

        In evaluating the independence of our independent directors, the Board also considered whether any of the independent directors had any material relationships with Neenah and concluded that no such material relationship existed that would impair their independence. See "Approval of Related Party Transactions" below. In making this determination, the Board relied both on information provided by our directors as well as information developed internally by Neenah. As is currently the case, immediately after the election of the nominees to the Board of Directors, a majority of all directors holding office will be independent directors. The Nominating Committee and the Board have affirmatively determined that six of the Company's seven directors do not have any relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors and are independent in accordance with NYSE listing standards, SEC requirements and our Corporate Governance Policies. Neenah's independent directors are Mary Ann Leeper, Stephen M. Wood, John F. McGovern, Edward Grzedzinski, Timothy S. Lucas and Philip C. Moore.

Nomination of Directors

        The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Nominating Committee, in consultation with the Chairman of the Board and Chief Executive Officer. More specifically, our Nominating Committee has adopted, and the Board has ratified, the "Neenah Paper, Inc. Policy Regarding Qualification and Nomination of Director Candidates."

        The Nominating Committee seeks to create a Board that is as a whole strong in its collective knowledge of, and diversity of skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance, education, background and global markets.

        Qualified candidates for director are those who, in the judgment of the Nominating Committee, possess all of the following personal attributes and a sufficient mix of the following experience attributes to assure effective service on the Board. Personal attributes of a Board candidate considered by the Nominating Committee include: leadership, ethical nature, contributing nature, independence, interpersonal skills, and effectiveness. Experience attributes of a Board candidate considered by the Nominating Committee include: financial acumen, general business experience, industry knowledge, diversity of view points, special business experience and expertise. When the Nominating Committee reviews a potential new candidate, the Nominating Committee looks specifically at the candidate's qualifications in light of the needs of the Board and our company at that time, given the then current mix of director attributes. Although the Company does not have a specific Board diversity policy, the Committee looks at the diversity of experience, background and Board composition in recommending director candidates as required by the Committee's charter.

        The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating Committee periodically assesses the appropriate size of the Board and whether any vacancies on the Board are expected. In the event that vacancies are anticipated or otherwise arise, the Nominating Committee will seek to identify director candidates based on input provided by a number of sources, including: (i) Nominating Committee members; (ii) other directors of Neenah; (iii) management of Neenah; and (iv) stockholders of Neenah. The Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates.

        The Nominating Committee will consider nominees recommended by stockholders as candidates for election to the Board. A stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting is required to give written notice to the Secretary of Neenah of his or her intention to make a nomination. Pursuant to our Amended and Restated Bylaws, the notice of nomination must be received by Neenah not less than 50 days nor more than 75 days prior to the Annual Meeting, or if Neenah gives less than 60 days notice of the meeting date, the notice of nomination must be received within 10 days after the Annual Meeting date is announced.

        To recommend a nominee, a stockholder should write to Steven S. Heinrichs, Senior Vice President, General Counsel and Secretary of Neenah, at 3460 Preston Ridge Road, Preston Ridge III, Suite 600, Alpharetta, Georgia 30005. Any such recommendation must include:

  •
  the name and address of the stockholder and a representation that the stockholder is a holder of record of shares of our common stock;

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  a brief biographical description for the nominee, including his or her name, age, business and residence addresses, occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above;

  •
  a description of all arrangements or understandings between the stockholder and each nominee; and

  •
  the candidate's consent to serve as a director if elected.

        Once director candidates have been identified, the Nominating Committee will then evaluate each candidate in light of his or her qualifications and credentials and any additional factors that the Nominating Committee deems necessary or appropriate, including those set forth above. Qualified prospective candidates will be interviewed by the Chairman of the Board, the Chief Executive Officer and at least one member of the Nominating Committee. The full Board will be kept informed of the candidate's progress. Using input from such interviews and other information obtained by the Nominating Committee, the Nominating Committee will evaluate whether a prospective candidate is qualified to serve as a director and, if so qualified, will seek full Board approval of the nomination of the candidate or the election of such candidate to fill a vacancy on the Board.

        Existing directors who are being considered for re-nomination will be re-evaluated by the Nominating Committee based on each director's satisfaction of the qualifications described above and his or her performance as a director during the preceding year. All candidates submitted by stockholders will be evaluated in the same manner as candidates recommended from other sources, provided that the procedures set forth above have been followed.

        All of the current nominees for director are current members of the Board. Based on the Nominating Committee's evaluation of each nominee's satisfaction of the qualifications described above and their performance as directors in 2009, the Nominating Committee determined to recommend the three directors for re-election. The Nominating Committee has not received any nominations from stockholders for the Annual Meeting.

Corporate Governance Policies

        We have adopted the Neenah Paper, Inc. Corporate Governance Policies that guide the Company and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director qualifications, director evaluations, director orientation and education, director access to management, Board access to independent advisors, and management development and succession planning. Copies of the Corporate Governance Policies are available on our website at www.neenah.com.

Code of Business Conduct and Ethics

        We have adopted the Neenah Paper, Inc. Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees. The Code of Business Conduct and Ethics meets the requirements of a "code of ethics" as defined by SEC rules and regulations. The Code of Business Conduct and Ethics also meets the requirements of a code of conduct under NYSE listing standards. The Code of Business Conduct and Ethics is available on our website at www.neenah.com.

Risk Oversight

        The Board participates in risk oversight through the Company's Enterprise Risk Evaluation conducted by our Chief Financial Officer and General Counsel, in conjunction with the Company's senior management team. Annual findings are reported to the Audit Committee pursuant to the requirements of its charter and the full Board reviews an annual report of the findings as required by our Corporate Governance Policies.

Communications with the Board of Directors

        We have established a process for interested parties to communicate with members of the Board, including non-management members of the Board. If you have any concern, question or complaint regarding any accounting, auditing or internal controls matter, or any issue with regard to our Code of Business Conduct and Ethics or other matters that you wish to communicate to our Board or non-management directors, send these matters in writing to c/o General Counsel, Neenah Paper, Inc., Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005. Information about our Board communications policy and procedures for processing Board communications for all interested parties can be found on our website at www.neenah.com under the link "Investor Relations—Corporate Governance—Board of Directors—Board Communications Policy."

Approval of Related Party Transactions

        The charter of the Audit Committee requires that the Audit Committee review and approve any transactions that would require disclosure under SEC rules and regulations. To help identify related party transactions and relationships, each director and named executive officer, as such term is used is

"Additional Executive Compensation Information—2009 Summary Compensation Table," completes a questionnaire on an annual basis that requires the disclosure of any transaction or relationships that the person, or any member of his or her immediate family, has or will have with the Company. Additionally, the Company's Code of Business Conduct and Ethics prohibits related party transactions and requires that any employee with knowledge of such a transaction provide written notice of the relationship or transaction to the Company's General Counsel. Neither Neenah nor the Board is aware of any matter in 2009 that required the review and approval of the Audit Committee in accordance with the terms of the charter.

Executive Officers

        Set forth below is information concerning our executive officers as required by Item 401(b) of Regulation S-K:

        Sean T. Erwin, age 58, is the Chairman of our Board of Directors and our President and Chief Executive Officer. Prior to the Spin-Off, Mr. Erwin had been an employee of Kimberly-Clark since 1978, and held increasingly senior positions in both finance and business management. In January 2004, Mr. Erwin was named President of Kimberly-Clark's Pulp and Paper Sector, which comprised the businesses transferred to us by Kimberly-Clark. He served as the President of the Global Nonwoven business from early 2001. He has also served as the President of the European consumer tissue business, Managing Director of Kimberly-Clark Australia, President of the Pulp and Paper Sector and President of the Technical Paper business.

        Walter M. Haegler, Ph.D., age 62, is our Senior Vice President—Managing Director of Neenah Germany, and has been in that role since our acquisition of Neenah Germany in October 2006. Prior to the acquisition he held the same position as an employee of FiberMark Inc. ("FMK") after FiberMark Lahnstein had been acquired by FMK in 1999, and was VP and General Manager of FiberMark Gessner from 1998 through the 1999 acquisition. Dr. Haegler served as a Managing Director of Steinbeis Gessner from 1990-1998 and Profit Center Manager Filtration for Gessner GmbH from 1987-1990. He also served as R&D Chemist for Vereinigte Papierwerke Schickedanz & Co. Germany after a study of inorganic and analytical Chemistry at the University of Erlangen Germany.

        Steven S. Heinrichs, age 42, is our Senior Vice President, General Counsel and Secretary and has been in that role since June 2004 when he joined Kimberly-Clark as Chief Counsel, Pulp and Paper and General counsel for Neenah Paper, Inc. Prior to his employment with Kimberly-Clark, Mr. Heinrichs served as Associate General Counsel and Assistant Secretary for Mariner Health Care, Inc., a nursing home and long-term acute care hospital company. Before joining Mariner Health Care in 2003, Mr. Heinrichs served as Associate General Counsel and Assistant Secretary for American Commercial Lines LLC, a leading inland barge and shipbuilding company from 1998 through 2003. Mr. Heinrichs engaged in the private practice of law with Skadden, Arps, Slate, Meagher and Flom LLP and Shuttleworth, Smith, McNabb and Williams PLLC from 1994 through 1998. Mr. Heinrichs received his MBA from the Kellogg School of Management at Northwestern University in 2008.

        Bonnie C. Lind, age 51, is our Senior Vice President, Chief Financial Officer and Treasurer and has been in that role since June 2004. Ms. Lind was an employee of Kimberly-Clark from 1982 until 2004, holding a variety of increasingly senior financial and operations positions. From 1999 until June 2004, Ms. Lind served as the Assistant Treasurer of Kimberly-Clark and was responsible for managing Kimberly-Clark's global treasury operations. Prior to that, she was Director of Kimfibers with overall responsibility for the sourcing and distribution of pulp to Kimberly-Clark's global operations.

        John P. O'Donnell, age 49, is a Senior Vice President of the Company and President, Fine Paper and has been in that role since November 2007. Mr. O'Donnell was employed by Georgia-Pacific Corporation from 1985 until 2007 and held increasingly senior sales and marketing positions in the

Consumer Products division. Mr. O'Donnell served as President of the North American Retail Business from 2004 through 2007, and as President of the North American Commercial Tissue business from 2002 through 2004. Mr. O'Donnell will become the Company's Chief Operating Officer effective June 1, 2010.

        Dennis P. Runsten, age 52 is a Senior Vice President of the Company and President, Technical Products U.S., and has been in that role since November of 2006. Mr. Runsten was an employee of Kimberly-Clark from 1983-2004, and held increasingly important roles in logistics, operations and marketing management within Kimberly-Clark's consumer and nonwovens business. In 2000, Mr. Runsten was appointed Vice President, Supply Chain, for Kimberly-Clark Europe, and in August 2004 he was appointed Vice President, Supply Chain and Information Technology for Neenah Paper, Inc.

        There are no family relationships among our directors or executive officers.

2009 DIRECTOR COMPENSATION

        The Compensation Committee has responsibility for evaluating and making recommendations to the Board of Directors regarding compensation for our nonemployee directors.

        Each of our directors who are not employees receives an annual cash retainer fee of $36,000 and is paid $1,500 for each Board and committee meeting attended. The chairperson of the Audit Committee is paid an additional $10,000 in cash per year, the chairperson of the Compensation Committee is paid an additional $7,500 in cash per year and the chairperson of the Nominating and Corporate Governance Committee is paid an additional $5,000 in cash per year. The Board's Lead Director also receives an additional $10,000 in cash per year. In addition to the cash compensation, to ensure that our directors will have an equity ownership interest aligned with our stockholders, we make annual awards of nonqualified stock options and/or restricted stock units under the Neenah Paper, Inc. Omnibus Stock and Incentive Compensation Plan (the "Omnibus Plan") to each nonemployee director. In 2008, Neenah changed the equity compensation component to allow each non-employee director to choose whether their equity compensation would consist of 100% restricted stock units ("RSUs") or 50% RSUs and 50% non-qualified stock options. Mr. Grzedzinski and Dr. Leeper elected to receive 100% RSUs, which grant was a total of 4,480 shares. The remaining four non-employee directors elected to receive 50% RSUs and 50% non-qualified stock options. Their grant consisted of 2,240 RSUs and 8,000 options, with an exercise price of $8.04 (which was the closing price of our common stock on May 20, 2009). The number of stock options and RSUs granted to nonemployee directors is calculated annually using a modified Black Scholes formula used to provide a total equity value equal to the annual retainer fee in the same manner as used to calculate grants for Company employees under the LTIP. The stock options become fully vested and exercisable on the first anniversary of the date of grant. The RSUs become fully vested and convert to shares of our common stock on the first anniversary of the date of grant. Employee directors will receive no additional compensation and no perquisites for serving on our Board. In December of 2006, Neenah established the Neenah Paper Directors' Deferred Compensation Plan (the "Directors' Plan"), which enables each of our nonemployee directors to defer a portion of their cash compensation and RSU awards. In 2009 no Directors participated in the Director's Plan. The Compensation Committee conducts a director compensation survey through Hewitt Associates every other year to help set and track director compensation. The most recent study was conducted in 2010.

        The following table shows the total compensation paid to each of our nonemployee directors in 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Edward Grzedzinski	51,000	36,019	—	87,019
Mary Ann Leeper	56,000	36,019	—	92,019
Timothy S. Lucas	67,000	18,010	21,520	106,530
John F. McGovern	70,000	18,010	21,520	109,530
Philip C. Moore	73,500	18,010	21,520	113,030
Stephen M. Wood	66,000	18,010	21,520	105,530

(1)
Amounts reported in this column represent the grant date fair value of the 2009 RSU award granted to each director, calculated in accordance with Financial Accounting Standards Board Statement ASC Topic 718 ("ASC 718"), excluding any estimate of forfeitures related to service-based conditions. Due to restrictions imposed by Canadian law, Mr. Moore is not able to receive a quarterly cash dividend on his RSUs. In lieu of receiving such dividends, Mr. Moore is granted additional RSUs on the date of each dividend payment and in value to the cash dividend that he would have received. Mr. Moore received 91 of these RSUs in 2009.

(2)
Amounts reported in this column represent the grant date fair value with respect to stock options granted to each director, calculated in accordance with ASC 718, excluding any estimate of forfeitures related to service-based vesting conditions. The value reported in this column was determined using a Black-Scholes stock option valuation model. See Note 9 to our audited Financial Statements included in our 2009 Annual Report on Form 10-K for the assumptions used in valuing and expensing these stock options.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following section presents an analysis, summary and overview of our compensation policies and programs, including material decisions made under those policies and programs in setting the compensation levels for 2009 for our "named executive officers" listed below. Following this section under the heading "Additional Executive Compensation Information" we have included certain tables where you will find detailed compensation information for the named executive officers. This section is intended to provide additional details regarding Neenah's compensation practices, as well as the information and process used to create and implement our compensation program for our named executive officers and our other executive officers.

  Named Executive Officers

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  Sean T. Erwin, Chairman of the Board, President and Chief Executive Officer

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  Bonnie C. Lind, Senior Vice President, Chief Financial Officer and Treasurer

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  Walter M. Haegler, Senior Vice President, Managing Director—Neenah Germany

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  Steven S. Heinrichs, Senior Vice President, General Counsel and Secretary

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  John P. O'Donnell, Senior Vice President, President of Fine Paper

  Topics Covered

        Our Compensation Discussion and Analysis addresses the following topics:

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  Compensation objectives and philosophy;

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  Compensation setting process; and

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  The components of our executive compensation program and our compensation decisions for 2009.

Compensation Objectives and Philosophy

        Neenah's compensation policies are designed to accomplish the following key objectives:

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  Reward executives for long-term strategic management and enhancement of stockholder value;

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  Support a performance oriented work environment that rewards achievement of identified internal goals and recognizes the Company's performance against the performance of selected peer companies; and

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  Attract and retain leaders whose abilities are essential to Neenah's long-term success and competitiveness.

        We believe that executive compensation, both long-term and short-term, should be directly linked with performance. Our measures of performance are keyed off of personal goals set for each individual, Neenah's operational goals and the creation of shareholder value.

        Decisions made concerning the total compensation package for our executives take into consideration the individual executive's level of responsibility within Neenah and the performance of Neenah relative to peer companies. We strive to achieve a balanced and competitive compensation package through a mix of base salary, performance-based cash bonuses, long-term equity based incentives and awards, deferred compensation plans, pension plans and welfare benefits.

Our Compensation-Setting Process

  Role of Compensation Committee

        The Compensation Committee is responsible for carrying out the Board's responsibilities for determining the compensation for our named executive officers. In that capacity, the Compensation Committee (1) annually reviews and approves the corporate goals and objectives relating to our executive compensation programs; (2) evaluates performance against those goals and objectives; and (3) approves the compensation payable to our named executive officers.

  Use of Compensation Consultants

        Neenah's management and the Compensation Committee each separately engage third-party compensation consultants to help them gather data and make informed decisions regarding compensation matters. In 2009, Neenah's management retained Hewitt Associates ("Hewitt") to assist in the collection of the compensation data for a selected peer group of companies as well as to advise management and the Compensation Committee on developments relating to executive compensation generally. Hewitt also assists management and the Compensation Committee in their ongoing assessment of the effectiveness of Neenah's compensation policies and programs. The Compensation Committee charter grants the Compensation Committee authority to independently retain compensation consultants, and in 2009 the Compensation Committee again engaged Hugessen Consulting Inc. ("Hugessen") to provide it with additional independent advice and assistance in its deliberations regarding compensation matters. Hugessen reviewed the information provided by Hewitt and assisted the Compensation Committee in assessing 2009 compensation for Neenah's named executive officers. In addition, Hugessen provided input to assist the Compensation Committee in establishing the 2009 targeted compensation levels and performance criteria under the Company's incentive plans.

        The Compensation Committee must pre-approve any additional work of a material nature assigned to its consultants and will not approve any such work that, in its view, could compromise Hugessen's independence as advisor to the committee. Hugessen does not provide any other services to Neenah. Decisions made by the Compensation Committee are the responsibility of the Committee and reflect factors and considerations in addition to the information and recommendations provided by Hugessen.

  Peer Comparison

        To assist in evaluating and determining levels of compensation in 2009 for each element of pay, the Compensation Committee reviewed various sources of data prepared and collected by Hewitt Associates and Neenah's management including:

  •
  Proxy data collected and analyzed from a peer group of 10 companies in the pulp, paper and packaging industries similar in size to Neenah (the "Peer Group"). The Peer Group was changed from previous years to remove companies that filed for bankruptcy and adding appropriate replacements. In 2009 the Peer Group consisted of the following companies:

— AEP Industries Inc.	— Myers Industries Inc.
— AptarGroup, Inc.	— P.H. Glatfelter Company
— Buckeye Technologies, Inc.	— Schweitzer-Mauduit International, Inc.
— Clearwater Paper Corporation	— Verso Paper Corp.
— CCS Industries Inc.	— Wausau Paper Corporation

  •
  Data collected by management from Hewitt's Total Compensation Measurement™ Database using a broad industry cut of manufacturing companies with revenues between $500 million and $1.0 billion.

        To develop market figures, compensation opportunities for the named executive officers were compared to the compensation opportunities for similarly situated executives in comparable positions. Hugessen reviewed the results of these analyses and provided feedback to the Compensation Committee in connection with their review of competitive pay practices.

        Neenah's management and the Compensation Committee do not believe that it is appropriate to establish compensation levels based solely on peer comparisons or benchmarking; however, marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation. Management and the Compensation Committee believe that information regarding pay practices at other companies is useful to confirm that our compensation practices are competitive in the marketplace.

  Executive Officers' Role in Compensation Decisions

        Mr. Erwin, our Chairman, Chief Executive Officer and President, along with our Vice President-Human Resources, make recommendations to our Compensation Committee regarding base salary and target levels for our annual performance bonuses and long-term equity compensation for our executive officers. Mr. Erwin is not involved in setting or approving his own compensation levels. These recommendations are based on the philosophy and analysis described in this Compensation Discussion and Analysis section of this Proxy Statement.

  Targeted Compensation Levels

        The Compensation Committee establishes targeted total compensation levels and related performance objectives for our executive officers eligible to receive an annual cash bonus opportunity under the Management Incentive Plan ("MIP") and the equity awards under the Long-Term Incentive Plan ("LTIP") as authorized by the Omnibus Plan. In making these determinations, our Compensation Committee is guided by the compensation philosophy described below. Our Compensation Committee also considers historical compensation levels, competitive pay practices at companies in the Peer Group and the relative compensation among Neenah's senior executive officers. The Compensation Committee may also consider industry conditions, corporate performance versus peer companies and the overall effectiveness of Neenah's compensation program in achieving desired performance levels.

        As targeted total compensation levels are determined, our Compensation Committee also determines the portion of total compensation that will be contingent, performance-based pay. Performance-based pay includes cash awards under our MIP program and equity awards under our LTIP, which may be earned based on the Company's achievement of performance goals and whose value depends upon long-term appreciation in stock price.

        Neenah's compensation philosophy is intended to provide competitive pay within the relevant market by targeting the total compensation opportunities at approximately the median level relative to the Peer Group, and reward the executives for short term and long term performance through an overall compensation mix that is targeted to include a minimum of 50% performance based compensation for named executive officers.

Compensation Components

        Our executive compensation includes the base components described below, each of which is designed to accomplish specific goals of our compensation philosophy described above. In connection with our discussion of each of such base components, the following questions will be addressed:

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  Why Neenah chooses to pay each of the base components;

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  How Neenah determines the amount of the various base components; and

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  How each component fits into Neenah's overall compensation scheme and supports Neenah's compensation philosophy.

  Base Salary

        Base salary is a critical element of executive compensation because it provides our executives with a base level of monthly income. Individual base salaries for our named executive officers are generally determined by targeting total compensation opportunities at a level close to the median of similar positions within the Peer Group as discussed above. Salary increases, if any, are reviewed and approved by the Compensation Committee on an annual basis. Factors considered in base salary increases include the Company's performance over the past year, changes in individual executive responsibility and any shift in the median of base salary as indicated by our analysis of peer companies.

        This approach to base salary supports our compensation philosophy in that the Compensation Committee has determined that setting the salary at this level allows Neenah to be competitive in attracting and retaining talent, while at the same time a substantial portion of the executive's overall compensation is performance based, thus aligning the executive's and stockholders' interests.

  2009 Base Salary Decisions and Organizational Changes

        Base salaries did not increase for our named executive officers in 2009. Setting base salary at these levels is aligned with our compensation philosophy to target a median base salary range while providing that a significant percentage (at least 50%) of our executives' total compensation is performance based and rewards an executive for performance pursuant to the process described above. The decision to not increase salaries in 2009 was based, for the most part, on the Company's financial performance in 2008 and the Company's stock price. Base salaries for 2009 for our named executive officers were approved by the Compensation Committee in January of 2009. Base salaries were increased for our named executive officers for 2010 and approved by the Compensation Committee in January of 2010. Mr. Erwin's 2010 base salary was increased from $635,000 to $655,000; Ms. Lind's 2010 base salary was increased from $305,000 to $315,000; and Mr. Heinrichs' 2010 base salary was increased from $265,000 to $274,000.

        On March 19, 2010, the Company announced that Mr. O'Donnell was appointed Chief Operating Officer, to be effective as of June 1, 2010. All of the Company's global Fine Paper and Technical Products businesses will report to him. Mr. O'Donnell's salary will be increased at that time to $390,000. In addition, the Company announced that Dr. Haegler will be retiring in 2010 and that Armin Schwinn has been appointed Senior Vice President and Managing Director-Neenah Germany, effective April 1, 2010. As such, Dr. Haegler's 2010 salary was maintained at 336,000 Euros.

  Annual Performance Bonuses

        Annual cash incentive bonus opportunities are awarded under the MIP, and are based on our achievement of performance goals established in the beginning of each calendar year. MIP target bonuses are established as a percentage of base salary with a target bonus ranging from 30% to 75% for named executive officers. The Compensation Committee annually approves the target bonus range based on data provided from the market surveys as previously described and based on the experience and knowledge of the executive and the quality and effectiveness of their leadership within Neenah as determined by the Compensation Committee. The amount of the actual MIP bonus may be adjusted up or down from the target bonus based on Neenah's year-end results (as measured by the objective criteria set forth in the MIP plan for the applicable year, as previously approved by the Compensation Committee). Actual MIP payments can range from 0-200% of the target bonus for each executive depending on whether the results fall short of, achieve or exceed the identified performance goals.

        Under the MIP, the Compensation Committee generally sets a range of possible payments from zero to a maximum percentage of the target award based on its belief that no bonus should be earned if performance is below established thresholds and its determination that the top end of the range should provide an appropriate incentive for management to achieve exceptional performance. Under the MIP, specific performance measures and thresholds are based on key metrics that support Neenah's short-term and long-term strategies as determined by the Compensation Committee in consultation with Neenah's CEO.

        Annual performance bonuses support our compensation philosophy in that they: (i) reward Neenah's executives for meeting and exceeding goals that contribute to Neenah's short-term and long-term strategic plan and growth; (ii) promote a performance-based work environment; and (iii) serve as a material financial incentive to attract and retain executive talent.

  2009 Annual Performance Bonus Awards

        Under the 2009 MIP, the Compensation Committee established target bonus opportunities for the named executive officers ranging from 30% to 75% of base salary. Actual MIP payments earned for 2009 could range from 0-200% of the target bonus amount for each executive depending on whether the Company falls short of, achieves or exceeds pre-established performance goals. The performance goals for the 2009 MIP program were set based on the following performance criteria: (i) adjusted corporate earnings before interest, income taxes, depreciation and amortization ("Corporate EBITDA"), which is calculated as net income plus income tax expenses, plus depreciation expense and amortization expense for intangibles, plus amortization expense for stock options and restricted stock units adjusted for any one time events outside of the ordinary course of business, (ii) business unit earnings before interest and taxes ("EBIT") for our Fine Paper and Technical Products business units, and (iii) progress achieved in implementing the Company's strategic plan. All of the named executive officers had Corporate EBITDA and strategic plan achievement as part of their 2009 MIP goals. In addition, Mr. O'Donnell had Fine Paper EBIT and Dr. Haegler had Technical Products EBIT included as an additional 2009 MIP goal. On a stand-alone basis, each goal could have yielded a payout from 0% to 200%, based on year-end results. At the beginning of 2009, a threshold level, target level and outstanding level of accomplishment were authorized. Payouts at threshold, target and outstanding levels are as follows:

Below Threshold	Threshold	Target	Outstanding
0%	50%	100%	200%

        Each goal was set at levels that both the Compensation Committee and management believed to be difficult but attainable, and achievements would reflect significant performance by the company. Year-end Corporate EBITDA was $73.5 million, which yielded a payment of 68% of target on this objective. Technical Products EBIT was $11.8 million, which yielded a payment of 77% of target. Fine Paper EBIT was $36.1 million, which yielded a payment of 78% of target. The strategic plan objective was paid out at 175% of target reflecting strong performance in cost saving measures, cash generation and debt reduction, strategic business goals in our Fine Paper and Technical Products businesses and timberland sales efforts in 2009 leading to the March 2010 timberland sale.

        Based on the process described above, MIP payments were awarded as follows: Mr. Erwin's 2009 target MIP award was established at 75% of base salary and he received 112% of this target amount ($498,156); Ms. Lind's 2009 target MIP award was established at 50% of base salary and she received 112% of this target amount ($159,514); Dr. Haegler's 2009 target MIP award was established at 30% of base salary and he received 102% of this target amount ($138,987); Mr. Heinrichs' 2009 target MIP award was established at 45% of base salary and he received 112% of this target amount ($124,735); Mr. O'Donnell's 2009 target MIP award was established at 50% of base salary and he received 105% of this target amount ($175,175).

  Long-Term Equity Compensation

        Long-term equity incentives under the LTIP consist of stock options and performance share units, granted on an annual basis, with each type of award representing approximately 50% of the total value of the equity incentive awards granted to an executive officer for that year. The total target LTIP grants are set at the beginning of the year for each named executive officer at a minimum of 30% of the executive's base salary. For 2009 and previous years, options were granted on two separate dates, one in early February or late January in conjunction with the first Board meeting of each fiscal year and the second grant occurring automatically six months after the first grant. For 2010 and subsequent years, the Company will grant 100% of the options in conjunction with the first Board meeting of each fiscal year. In addition, beginning in 2010 the LTIP grants will be split so that 70% of the total value will be granted as performance share units and 30% as stock options. This change reflects the Company's desire to emphasize the performance based incentives in the LTIP. Each year the Compensation Committee reviews and approves a target number of performance share units for each of our named executive officers and each other participant in the LTIP plan. The number of units actually earned by each participant is determined by the Company's corporate performance. The range of possible awards is set by the Compensation Committee based on its: (i) belief that a minimal award shall be granted if the performance measures are significantly below target levels; and (ii) determination that the top end of the range provided an appropriate incentive for management to achieve exceptional performance.

        The combination of stock options and performance share units focuses our executives on Neenah's financial performance and increasing shareholder value. It is aligned with and supports our stock ownership policy. Long-term incentives also help retain employment during the performance periods.

  2009 LTIP Awards

        For 2009, the Compensation Committee approved equity grants under the LTIP for our named executive officers with target values ranging from 30% to 110% of base salary pay. For each of our named executive officers, the value was evenly divided into awards of non-qualified stock options and a target number of performance share units. The range of possible awards under the LTIP was selected to balance base salaries for our named executive officers and tie a substantial percentage of their compensation to Neenah's performance.

        The number of stock options to be awarded to each named executive officer in 2009 was determined by dividing the value of the portion of the LTIP award to be awarded as stock options (determined by the Compensation Committee as described above) by the fair value of one stock option (determined using a modified Black-Scholes formulas as modeled by Hewitt), and then rounded to the nearest hundred to produce the number of shares subject to the applicable option award. The process described above resulted in grants of options in 2009 to purchase a total of 147,300 shares for Mr. Erwin; 48,200 shares for Ms. Lind; 26,600 shares for Dr. Haegler; 30,700 shares for Mr. Heinrichs; and 55,400 shares for Mr. O'Donnell. One-half of these options were granted to the named executive officers at the first regularly held meeting of the Compensation Committee on January 28, 2009, and the second half of the options were granted automatically six months thereafter on July 28, 2009. The exercise price of each option award is set based on the closing price of our common stock on the date of grant. Each grant of options made in 2009 vests in increments of 33.34%, 33.33% and 33.33% over a three year period, with vesting occurring on each anniversary of the applicable grant.

        The target number of performance share units to be awarded to each named executive officer in 2009 was determined by dividing the value of the portion of the LTIP award to be awarded as performance share units (determined by the Compensation Committee as described above) by 90% of the stock price as of January 29, 2009, and then rounded to the nearest hundred shares. We discount stock price by 10% to factor in the fact that the full value of the grant may not be realized, due to resignations, terminations, etc. The target number of 2009 performance share units will be increased or decreased (to an amount equal to between 30% to 250% of the target number) prior to being converted to actual shares at the end of 2011. After the end of the three-year performance period, the adjustment of the target number of shares will be calculated based on the Company's achievement of performance goals relative to the following criteria: year-over-year improvement in corporate economic profit (EBITDA less cost of capital charges) in the year of the initial grant and the relative total shareholder return to be measured over a 3-year period (2009-2011). The total shareholder return including dividend yield, will be compared against an average of six paper and forest products companies and the Russell 2000 Value Index. The paper companies will be weighted 75% and the Russell Index will be weighted at 25%. The six companies include: AbitibiBowater Inc., Caraustar Industries Inc., P.H. Glatfelter Company, International Paper Company, Schweitzer-Mauduit International Inc. and Wausau Paper Corporation. An average is used to eliminate the effects of revenue and company size.

  Retirement Benefits

        We maintain the Neenah Paper Pension Plan, a tax-qualified defined benefit plan (the "Pension Plan") and the Neenah Paper Supplemental Pension Plan, a non-qualified defined benefit plan (the "Supplemental Pension Plan") which provide tax-deferred retirement benefits for certain of our employees, including Mr. Erwin and Ms. Lind, who were employed by Kimberly-Clark (our predecessor company prior to being spun-off) prior to December 31, 1996. Mr. Heinrichs, Mr. O'Donnell and Dr. Haegler do not participate in these plans. Dr. Haegler participates in an individual pension agreement with the Company which provides pension benefits based on earnings and service, an additional pension plan which provides benefits based on the Company's and the employee's contribution, and a supplemental executive retirement pension agreement, which provides benefits in addition to the two base plans if certain amounts are exceeded (collectively, the "German Pension Plans"). Additional information regarding the Pension Plan, the Supplemental Pension Plan and the German Pension Plans can be found in the 2009 Pension Benefits table later in this Proxy Statement.

        We also maintain the Neenah Paper Retirement Contribution Plan (the "Retirement Contribution Plan"), which is a tax-qualified defined contribution plan for employees, including Mr. Heinrichs and Mr. O'Donnell, who are ineligible to participate in the Pension Plan and the Supplemental Pension Plan. Further, we maintain a supplemental retirement contribution plan (the "Supplemental RCP") which is a non-qualified defined contribution plan which is intended to provide a tax-deferred retirement savings alternative for amounts exceeding IRS limitations on qualified programs. Additional information regarding the Supplemental RCP can be found in the 2009 Nonqualified Deferred Compensation table later in this Proxy Statement. We also maintain a 401(k) Plan (the "401(k) Plan"), which is a tax-qualified defined contribution plan available to all of Neenah's U.S. employees.

        Neenah and the Compensation Committee believe that the Pension Plan, Supplemental Pension Plan, German Pension Plans, Retirement Contribution Plan, Supplemental RCP and 401(k) Plan are core components of our compensation program. The plans are competitive with plans maintained by our peer companies and are necessary to attract and retain top level executive talent. Additionally, the plans support the long-term retention of key executives by providing a strong incentive for the executive to remain with Neenah over an extended number of years.

        Neenah adopted a deferred compensation plan for its executive officers which became effective in January 2007. The deferred compensation plan enables our executive officers to defer a portion of annual cash compensation (base salary, and non-equity annual awards under our MIP). This plan is intended to assist our executive officers in maximizing the value of the compensation they receive from the Company and assist in their retention. We believe that the deferred compensation plan is a compensation component consistent with peer companies and supports our goals with respect to executive retention. Additional information regarding the Deferred Compensation Plan can be found in the 2009 Nonqualified Deferred Compensation table later in this Proxy Statement.

  Severance Payments

        The Neenah Paper Executive Severance Plan (the "Executive Severance Plan") covers designated officers, including all of our named executive officers, and provides certain severance benefits upon termination of employment following a change in control of Neenah. Upon termination of the officer's employment by Neenah without "cause" or by the officer for "good reason" (as defined in the Executive Severance Plan) within the two-year period following a change in control or a termination by us without "cause" during the one-year period preceding such a change in control, the officer will be entitled to a lump-sum cash payment equal to the sum of: (i) two times the sum of his annual base salary and targeted annual bonus; (ii) any qualified retirement plan benefits forfeited as a result of such termination; (iii) the amount of retirement benefits such officer would have received under the qualified and supplemental retirement plans but for his or her termination for the two-year period following his or her termination; (iv) the cost of medical and dental COBRA premiums for a period of two years; and (v) a cash settlement of any accrued retiree welfare benefits. In addition, the officer will be eligible to receive outplacement services for a period of two years (up to a maximum cost to us of $50,000).

        Payment of the benefits under the Executive Severance Plan is subject to the applicable executive executing an agreement that includes restrictive covenants and a general release of claims against us. These benefits are intended to recruit and retain key executives and provide continuity in Neenah's management in the event of a change in control. We believe the Executive Severance Plan is consistent with similar plans maintained by our peer companies and therefore is a core component of our compensation program necessary to attract and retain key executives.

Timing of Compensation

        Base salary adjustments, if any, are made by our Compensation Committee at the first meeting of each fiscal year (with the adjustments effective as of January 1 of that same year). Stock option grants and performance share unit target levels and awards are made in the manner described above. We do not coordinate the timing of equity awards with the release of non-public information. The exercise price of the stock options is established at the fair market value of the closing price of our stock on the date of the grant.

2009 Option Conversion

        On January 29, 2009, the Compensation Committee approved the conversion of just over 1 million previously granted non-qualified stock options to Stock Appreciation Rights ("SARs"). Due to the structure of Neenah's LTIP under the Omnibus Plan, and the decrease of our stock price in the fourth quarter of 2008, we granted a larger number of options in 2009 than was the case in previous years causing Neenah to use a higher percentage of the shares reserved under the Omnibus Plan than was originally anticipated. The conversion was permitted under the Omnibus Plan and freed up a substantial number of shares for future use. A SAR represents the right to the appreciation in value of the underlying stock from the date of the grant to the date of exercise, payable in shares of stock. Unlike options, SARs do not require the holder to pay an exercise price, and therefore can deliver the same economic value to the holder while using fewer shares under the Omnibus Plan. The SARs maintain the previously established base price, vesting dates, termination dates, and number of shares. Thus, the conversion provided no economic advantage or additional compensation to any employee in the conversion, including our named executive officers, and no advantageous or adverse accounting consequences to the Company. Upon exercise, the gain or value will be settled in shares, after normal tax withholding and thus does not result in cash cost to Neenah or a dilution of shares beyond the original grant. The options held by our named executive officers subject to this conversion are identified in the section of this Proxy Statement titled "Outstanding Equity Awards at 2009 Fiscal Year-End".

Tax and Accounting Consideration

        In general, the tax and accounting treatment of compensation for our named executive officers has not been a core component used in setting compensation. In limited circumstances we do consider such treatment and attempt to balance the cost to Neenah against the overall goals we intend to achieve through our compensation philosophy. In particular, our intent is to maximize deductibility of our named executive officers' compensation under Code Section 162(m) while maintaining the flexibility necessary to appropriately compensate our executives based on performance and the existing competitive environment. The MIP and LTIP programs are performance-based and are designed to be fully deductible under Code Section 162(m).

Stock Ownership Guidelines

        The Compensation Committee has adopted stock ownership guidelines to foster long-term stock holdings by company leadership. These guidelines create a strong link between stockholders' and management's interests. Named executive officers are required to own a designated multiple of their respective annual salaries. Mr. Erwin is required to own 3 times his annual salary, Ms. Lind and Mr. O'Donnell are required to own 2 times their annual salary and all the remaining U.S. based named executive officers are required to own 1.5 times their annual salaries. Each named executive is given a five year window to reach the ownership guidelines, with a requirement of achieving 20% in each year. The following holdings are counted toward fulfilling guidelines, with each being valued using our stock price as of December 31 of each year; (i) stock held in the 401(k) plan, other deferral plans, outright or in brokerage accounts; (ii) performance share units or restricted stock units earned but not vested or not paid out; and (iii) one-third of vested stock options and SARs. Penalties for failure to meet the guidelines include payment of MIP compensation in Neenah stock and reduction of LTIP compensation. All of our U.S. named executive officers met or exceeded the guidelines as of December 31, 2009.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee oversees Neenah's compensation policies and programs on behalf of the Board. In fulfilling this responsibility, the Compensation Committee has reviewed and discussed with Neenah's management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on such review and discussions, the Compensation Committee recommended to Neenah's Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation Committee:
Philip C. Moore, Chairman John F. McGovern Stephen M. Wood

ADDITIONAL EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

        The following table reflects compensation paid to or earned by our named executive officers for services rendered during 2009, 2008, and 2007:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Sean T. Erwin	2009	635,000	498,789	393,291	498,156	1,323,131	8,418	3,356,785
Chairman of the Board,	2008	635,000	204,605	295,705	119,063	53,844	7,938	1,316,155
President and Chief	2007	615,000	553,587	419,745	521,213	818,860	6,750	2,935,155
Executive Officer

Bonnie C. Lind	2009	305,000	163,086	128,694	159,514	367,184	9,976	1,133,454
Senior Vice President,	2008	305,000	66,395	96,467	38,125	0	8,738	498,894
Chief Financial Officer	2007	295,000	181,263	136,661	166,675	153,187	6,750	939,536
and Treasurer

Walter M. Haegler(6)	2009	481,589	90,015	71,022	138,987	264,616	9,772	1,056,001
Senior Vice President,	2008	467,678	42,005	59,898	17,538	223,502	9,263	819,884
Managing Director,	2007	476,058	102,879	76,698	107,113	0	9,696	772,444
Neenah Germany

Steven S. Heinrichs	2009	265,000	103,782	81,969	124,735	0	26,731	602,217
Senior Vice President,	2008	265,000	43,360	61,789	29,812	0	33,505	433,466
General Counsel and	2007	255,000	117,576	86,459	129,668	0	31,646	620,349
Secretary

John P. O'Donnell(7)	2009	350,000	187,443	147,918	175,175	0	33,639	894,175
Senior Vice President,	2008	350,000	77,235	110,968	21,875	0	36,194	596,272
President Fine Paper	2007	58,333	195,300	106,200	0	0	3,063	362,896

(1)
Amounts shown reflect the aggregate grant date fair value with respect to performance share units, restricted stock units and restricted stock granted pursuant to our Omnibus Plan, all disregarding any estimates of forfeitures related to service-based vesting conditions. The amounts for 2009, 2008 and 2007 represent the grant date fair value of the awards on the date of the grant in accordance with ASC 718. The grant date fair value of the stock awards is equal to the fair market value of the underlying common stock on the date of grant. See Note 9 to the audited Financial Statement included in our 2009 Annual Report on Form 10-K for the assumptions used in valuing the performance share units.

(2)
Amounts shown reflect the aggregate grant date fair value with respect to stock options granted pursuant to our Omnibus Plan, disregarding any estimates of forfeitures related to service-based vesting conditions. The amounts represent grant date fair value of the options on the date of the grant in accordance with ASC 718. The grant date fair value of the option awards is determined using the Black-Scholes option valuation model. See Note 9 to the audited Financial Statement included in our 2009 Annual Report on Form 10-K for the assumptions used in valuing the stock options.

(3)
Amounts shown reflect annual performance bonuses earned in the fiscal year and paid in the following year, and are described in detail in the portion of our Compensation Discussion and Analysis, captioned "2009 Annual Performance Bonus Awards."

(4)
Amounts shown reflect the aggregate change during the year in the actuarial present value of accumulated benefit under our Pension Plan and Supplemental Pension Plan. The large variability in value year-to-year is caused, for the most part, by changes in the discount rates used to calculate the value from year to year, and not any increase or change in the pension plan for any individual named executive officer. Messrs. Heinrichs and O'Donnell do not participate in any of the defined pension plans. Dr. Haegler participates in the German Pension Plans.

(5)
"All Other Compensation" includes Neenah's contribution to the 401(k) account of each of our named executive officers except for Dr. Haegler. The amounts shown for Messrs. Heinrichs and O'Donnell also include Neenah's contribution to their accounts in the Retirement Contribution Plan and Supplemental Retirement Contribution Plan. The amounts shown for Mr. O'Donnell include tax preparation services in 2008. The amounts shown for Messrs. Erwin and Heinrichs and Ms. Lind include expenses for an annual physical. The amounts shown for Dr. Haegler are comprised solely of an annual car allowance. In addition, the Company paid tuition and travel expenses in 2007 and 2008 for Mr. Heinrichs to obtain a Masters Degree in Business Administration from the Kellogg School of Management at Northwestern University. These expenses are not included in the All Other Compensation Table and are not deemed to be income to Mr. Heinrichs.

(6)
Dr. Haegler's compensation has been converted from Euros to US Dollars as follows: December 31, 2007 conversion of Euro to US Dollars at 1 to 1.4603; December 31, 2008 conversion of Euro to US Dollars at 1 to 1.3919, and December 31, 2009 conversion of Euro to US Dollars at 1 to 1.4333.

(7)
Mr. O'Donnell joined the Company in November of 2007 and was not eligible for a MIP payment in 2007. All 2007 compensation for Mr. O'Donnell represents the prorated portion of 2007 in which Mr. O'Donnell worked for Neenah.

2009 Grants of Plan Based Awards

        The following table contains information relating to the plan based awards grants made in 2009 to our named executive officers under the Omnibus Plan and is intended to supplement the 2009 Summary Compensation Table listed above.

										All Other Option Awards (3)
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
												Grant Date Fair Value of Stock and Option Awards ($)
											Exercise or Base Price of Option Award ($/SH)
Name and Principal Position	Plan	Grant Date (4)	Date of Compensation Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Securities Underlying Options (#)

Sean T. Erwin	MIP	—	01/28/2009	238,125	476,250	952,500	—	—	—	—	—	—
Chairman of the Board,	Performance Units	01/28/2009	01/28/2009	—	—	—	14,130	47,100	117,750	—	—	498,789
President and Chief	Stock Options	01/28/2009	01/28/2009	—	—	—	—	—	—	73,650	7.41	151,719
Executive Officer	Stock Options	07/28/2009	01/28/2009	—	—	—	—	—	—	73,650	8.99	241,572

John P. O'Donnell	MIP	—	01/28/2009	87,500	175,000	350,000	—	—	—	—	—	—
Senior Vice President,	Performance Units	01/28/2009	01/28/2009	—	—	—	5,310	17,700	44,250	—	—	187,443
President Fine Paper	Stock Options	01/28/2009	01/28/2009	—	—	—	—	—	—	27,700	7.41	57,062
	Stock Options	07/28/2009	01/28/2009	—	—	—	—	—	—	27,700	8.99	90,856

Walter M. Haegler	MIP	—	01/28/2009	72,238	144,477	288,953	—	—	—	—	—
Senior Vice President,	Performance Units	01/28/2009	01/28/2009	—	—	—	2,550	8,500	21,250	—	—	90,015
Managing Director,	Stock Options	01/28/2009	01/28/2009	—	—	—	—	—	—	13,300	7.41	27,398
Neenah Germany	Stock Options	07/28/2009	01/28/2009	—	—	—	—	—	—	13,300	8.99	43,624

Bonnie C. Lind	MIP	—	01/28/2009	76,250	152,500	305,000	—	—	—	—	—	—
Senior Vice President,	Performance Units	01/28/2009	01/28/2009	—	—	—	4,620	15,400	38,500	—	—	163,086
Chief Financial Officer	Stock Options	01/28/2009	01/28/2009	—	—	—	—	—	—	24,100	7.41	49,646
and Treasurer	Stock Options	07/28/2009	01/28/2009	—	—	—	—	—	—	24,100	8.99	79,048

Steven S. Heinrichs	MIP	—	01/28/2009	59,625	119,250	238,500	—	—	—	—	—	—
Senior Vice President,	Performance Units	01/28/2009	01/28/2009	—	—	—	2,940	9,800	24,500	—	—	103,782
General Counsel and	Stock Options	01/28/2009	01/28/2009	—	—	—	—	—	—	15,350	7.41	31,621
Secretary	Stock Options	07/28/2009	01/28/2009	—	—	—	—	—	—	15,350	8.99	50,348

(1)
Reflects the range of potential annual incentive bonus payments that could have been earned by each named executive officer under Neenah's MIP in 2009. The actual bonuses earned in 2009 are reflected in the Summary Compensation Table above under the caption "Non-Equity Incentive Plan Compensation." For more information regarding annual incentive bonus opportunities, see the discussion under "Determination of Appropriate Pay Levels—2009 MIP Payments" in the Compensation Discussion and Analysis.

(2)
Reflects the range of potential performance share units that may be earned by each named executive officer, based on the Company's level of achievement of performance goals relating to earnings growth in 2009 and total shareholder return relative to a peer group for the three-year performance period ending December 31, 2011. For more information regarding the performance share units, including how the number of performance share units awarded was determined and the vesting terms applicable to such units, see the discussion under "—Determination of Appropriate Pay Levels—2009 LTIP" in the Compensation Discussion and Analysis. Outstanding restricted share units receive dividends at the same rate as other stockholders.

(3)
The stock options vest as to one-third of the shares on each of the first three anniversaries of the grant date.

(4)
The grant date for each equity award is the date on which the Compensation Committee took action to approve the awards, except for the July 28, 2009, option grants which were approved by the Compensation Committee on January 28, 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End

        The following table sets forth information concerning outstanding equity awards for our named executive officers as of December 31, 2009.

	Option Awards						Stock Awards

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units or Stock That Have Not Vested	Market Value of shares or Units of Stock	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Sean T. Erwin	45,307	0	0	37.59	(1)	02/21/2011
Chairman of the	6,642	0	0	37.59	(2)	02/21/2011
Board, President	51,949	0	0	32.87	(3)	02/17/2012
and Chief	51,949	0	0	24.01	(4)	02/16/2013
Executive Officer	135,700	0	0	32.60	(5)	12/15/2014
	17,300	0	0	33.19	(6)	02/20/2015
	17,300	0	0	31.70	(7)	08/21/2015
	19,150	0	0	27.58	(8)	02/07/2016
	19,150	0	0	29.43	(9)	08/06/2016
	10,033	5,017	0	36.15	(10)	02/06/2017
	10,033	5,017	0	37.58	(11)	08/06/2017
	7,817	15,633	0	25.70	(12)	01/29/2018
	7,817	15,633	0	17.98	(13)	07/27/2018
		73,650	0	7.41	(14)	01/28/2019
		73,650	0	8.99	(15)	07/28/2019
									15,100	(18)	210,645
									47,100	(19)	657,045

Bonnie C. Lind	4,963	0	0	37.59	(1)	02/21/2011
Senior Vice	2,568	0	0	32.87	(3)	02/17/2012
President, Chief	47,500	0	0	32.60	(5)	12/15/2014
Financial Officer	6,100	0	0	33.19	(6)	02/20/2015
and Treasurer	6,100	0	0	31.70	(7)	08/21/2015
	4,533	0	0	27.58	(8)	02/07/2016
	6,800	0	0	29.43	(9)	08/06/2016
	3,267	1,633	0	36.15	(10)	02/06/2017
	3,267	1,633	0	37.58	(11)	08/06/2017
	2,550	5,100	0	25.70	(12)	01/29/2018
	2,550	5,100	0	17.98	(13)	07/27/2018
	0	24,100	0	7.41	(14)	01/28/2019
	0	24,100	0	8.99	(15)	07/28/2019
									4,900	(18)	68,355
									15,400	(19)	214,830

Walter M. Haegler	5,600	0	0	35.92	(16)	10/10/2016
Senior Vice	1,833	917	0	36.15	(10)	02/06/2017
President,	1,833	917	0	37.58	(11)	08/06/2017
Managing Director,	1,584	3,166	0	25.70	(12)	01/29/2018
Neenah Germany	1,584	3,166	0	17.98	(13)	07/27/2018
	0	13,300	0	7.41	(14)	01/28/2019
	0	13,300	0	8.99	(15)	07/28/2019
									3,100	(18)	43,245
									8,500	(19)	118,575

Steven S. Heinrichs	20,700	0	0	32.60	(5)	12/15/2014
Senior Vice	2,650	0	0	33.19	(6)	02/20/2015
President, General	2,650	0	0	31.70	(7)	08/21/2015
Counsel and	3,900	0	0	27.58	(8)	02/07/2016
Secretary	3,900	0	0	29.43	(9)	08/06/2016
	2,067	1,033	0	36.15	(10)	02/06/2017
	2,067	1,033	0	37.58	(11)	08/06/2017
	1,634	3,266	0	25.70	(12)	01/29/2018
	1,634	3,266	0	17.98	(13)	07/27/2018
	0	15,350	0	7.41	(14)	01/28/2019
	0	15,350	0	8.99	(15)	07/28/2019
									3,200	(18)	44,640
									9,800	(19)	136,710

	Option Awards						Stock Awards

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units or Stock That Have Not Vested	Market Value of shares or Units of Stock	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

John P. O'Donnell	6,667	3,333	0	32.55	(17)	10/31/2017
Senior Vice	2,934	5,866	0	25.70	(12)	01/29/2018
President,	2,934	5,866	0	17.98	(13)	07/27/2018
President Fine Paper	0	27,700	0	7.41	(14)	01/28/2019
	0	27,700	0	8.99	(15)	07/28/2019
									5,700	(18)	79,515
									17,700	(19)	246,915

(1)
These options were granted on December 1, 2004, as a replacement for certain Kimberly-Clark options that were forfeited under the Kimberly-Clark equity compensation plans due to the spin-off of Neenah from Kimberly-Clark. These options were fully exercisable on December 1, 2004. These options were converted to stock appreciation rights on January 29, 2009.

(2)
These options were granted on December 1, 2004, as a replacement for certain Kimberly-Clark options that were forfeited under the Kimberly-Clark equity compensation plans due to the spin-off of Neenah from Kimberly-Clark. These options were fully exercisable on December 1, 2004.

(3)
These options were granted on December 1, 2004, as a replacement for certain Kimberly-Clark options that were forfeited under certain Kimberly-Clark equity compensation plans due to the spin-off. These options became exercisable as follows: 30% on February 18, 2003, 30% on February 18, 2004 and 40% became exercisable on February 18, 2005. The options held by Mr. Erwin were converted to stock appreciation rights on January 29, 2009.

(4)
These options were granted on December 1, 2004, as a replacement for certain Kimberly-Clark options that were forfeited under the Kimberly-Clark equity compensation plans due to the spin-off. These options became exercisable as follows: 30% on February 17, 2004, 30% became exercisable on February 17, 2005 and 40% on February 17, 2006.

(5)
These options were granted on December 15, 2004, and vest as follows: 30% on December 15th of 2005 and 2006, with the remaining 40% vesting on December 15, 2007. These options were converted to stock appreciation rights on January 29, 2009.

(6)
These options were granted on February 21, 2005, and vest as follows: 33.34% on February 21, 2006 and 33.33% on both February 21, 2007 and February 21, 2008. These options were converted to stock appreciation rights on January 29, 2009.

(7)
These options were granted on August 22, 2005, and vest as follows: 33.34% on August 22, 2006 and 33.33% on both August 22, 2007 and August 22, 2008. These options were converted to stock appreciation rights on January 29, 2009.

(8)
These options were granted on February 7, 2006, and vest as follows: 33.34% on February 7, 2007 and 33.33% on both February 7, 2008 and February 7, 2009. These options were converted to stock appreciation rights on January 29, 2009.

(9)
These options were granted on August 6, 2006, and vest as follows: 33.34% on August 6, 2007 and 33.33% on both August 6, 2008 and August 6, 2009. These options were converted to stock appreciation rights on January 29, 2009.

(10)
These options were granted on February 7, 2007, and vest as follows: 33.34% on February 7, 2008 and 33.33% on both February 7, 2009 and February 7, 2010. These options were converted to stock appreciation rights on January 29, 2009.

(11)
These options were granted on August 7, 2007 and vest as follows: 33.34% on August 7, 2008 and 33.33% on both August 8, 2009 and August 7, 2010. These options were converted to stock appreciation rights on January 29, 2009.

(12)
These options were granted on January 30, 2008 and vest as follows: 33.34% on January 30, 2009, and 33.33% on both January 30, 2010 and January 30, 2011.

(13)
These options were granted on July 28, 2008 and vest as follows: 33.34% on July 28, 2009, and 33.33% on both July 28, 2010 and July 28, 2011.

(14)
These options were granted on January 29, 2009, and vest as follows: 33.34% on January 29, 2010 and 33.33% on both January 29, 2011 and January 29, 2012.

(15)
These options were granted on July 28, 2009, and vest as follows: 33.34% on July 28, 2010 and 33.33% on both July 28, 2011 and July 28, 2012.

(16)
These options were granted at the acquisition of Neenah Germany on October 11, 2006 and vest as follows: 33.34% on October 11, 2007 and 33.33% on both October 11, 2008 and October 11, 2009.

(17)
These options were granted when Mr. O'Donnell was hired by Neenah on November 1, 2007 and vest as follows: 33.34% on November 1, 2008 and 33.33% on both November 1, 2009 and November 1, 2010.

(18)
These performance share units target levels were set on January 30, 2008 and will be earned and vest on December 31, 2010 based on the Company's achievement of performance goals relating to EBITDA growth and total shareholder return over a three-year performance period.

(19)
These performance share units target levels were set on January 28, 2009 and will be earned and vest on December 31, 2011 based on the Company's achievement of performance goals relating to EBITDA growth and total shareholder return over a three-year performance period.

Option Exercises and Stock Vested in 2009

        The following table sets forth information regarding stock awards vested for our named executive officers in 2009.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Sean T. Erwin	—	—	4,267	59,695

Bonnie C. Lind	—	—	1,500	20,985

Walter M. Haegler	—	—	4,548	56,805

Steven S. Heinrichs	—	—	667	9,331

John P. O'Donnell	—	—	2,000	20,700

(1)
Reflects the market value of the shares on the vesting date.

Pension Plans

        The Neenah Paper Pension Plan is a broad-based, tax-qualified defined benefit pension plan, which provides a benefit upon retirement to eligible employees of the Company. The Neenah Paper Supplemental Pension Plan is a non-qualified defined benefit pension plan which covers pay and benefits above the qualified limits in the Pension Plan. The compensation covered by these defined benefit plans includes the salary and non-equity incentive payments set forth above in the Summary Compensation Table. Under our Pension Plan an employee is entitled to receive an annual standard benefit based on years of service and integrated with social security benefits. The Code generally places limits on the amount of pension benefits that may be paid from the tax qualified Pension Plan. However, we will pay any participant in our Supplemental Pension Plan the amount of the benefit payable under the Pension Plan that is limited by the Code.

        Retirement benefits for participants in the Pension Plan who have at least five years of service may begin on a reduced basis at age 55, or on an unreduced basis at the normal retirement age of 65. Unreduced benefits also are available (i) for participants with ten years of service at age 62 or as early as age 60 with thirty years of service and (ii) as described below, for certain involuntary terminations. Mr. Erwin, our Chief Executive Officer is 58 and is eligible for early retirement on a reduced basis. None of our other named executive officers currently is eligible for early retirement under our Pension Plan or Supplemental Pension Plan.

        The normal form of benefit is a single-life annuity payable monthly and other optional forms of benefit are available including a joint and survivor benefit. Accrued benefits under our Supplemental Pension Plan will, at the participant's option, either be paid as monthly payments in the same form as the retirement payments from the Pension Plan or as an actuarially determined lump sum payment upon retirement after age 55.

        For a discussion of how we value these obligations and the assumption we use in that valuation, see Note 8 to our financial statements included in our 2009 Annual Report on From 10-K. For purposes of determining the present value of accumulated benefits, we have used the normal retirement age under the plans, which is 65.

2009 Pension Benefits

        The following table sets forth information as of December 31, 2009 regarding accumulated benefits to our named executive officers under our Pension Plan, Supplemental Pension Plan and German Pension Plans.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit ($)(3)

Sean T. Erwin(2)	Neenah Paper Pension Plan	31.5	1,003,068
	Neenah Paper Supplemental Pension Plan	31.5	3,881,809

Bonnie C. Lind	Neenah Paper Pension Plan	28.0	554,519
	Neenah Paper Supplemental Pension Plan	28.0	520,853

Walter M. Haegler(4)	German Individual Agreement	22.0	2,578,669
	German Additional Pension	22.0	130,304

Steven S. Heinrichs	—	—	—

John P. O'Donnell	—	—	—

(1)
Includes years of service credited for employment with Kimberly-Clark prior to Neenah's spin-off for Mr. Erwin and Ms. Lind, and years of service for Dr. Haegler related to employment with companies acquired by Neenah as part of its acquisition of Neenah Germany.

(2)
Mr. Erwin is currently eligible for retirement on a reduced basis under both our Pension Plan and Supplemental Pension Plan. Retirement on a reduced basis is available under both plans to participants with at least five years of vesting service when they reach the age of 55. Based on Mr. Erwin years of service and age he is currently eligible to receive 93% of his benefits.

(3)
For a description of the assumptions applied in determining the present value of accumulated benefits reported above, see Note 8 to the audited Financial Statements included in our Form 10-K.

(4)
Dr. Haegler's pension valuation has been converted from Euros to US Dollars as of December 31, 2009 at 1.433.

2009 Nonqualified Deferred Compensation

        The Supplemental RCP is a nonqualified excess benefit and supplemental retirement plan pursuant to which the Company provides additional retirement benefits to certain highly compensated employees. These company contributions are intended to provide contributions to those individuals whose benefits under tax-qualified programs are restricted by the limitations permitted by the Internal Revenue Code. Contributions are held for each participant in either an excess benefit or supplemental benefit unfunded separate account. Participant accounts are credited with earnings, gains and losses based on the rate of return of investment funds selected by the participant, which the participant may elect to change in accordance with the participant's elections under the RCP. Payments can be tied to termination of employment, including retirement, and would be paid in lump sum. If a participant dies before receiving the full value of their account balance, the participant's beneficiary would receive the remainder of the benefit in one lump sum payment. All accounts would be immediately distributed upon a change in control, subject to a 10% reduction in a current participant's account and a 5% reduction in an account for a retired participant. Named executive officer participation in the Supplemental RCP in 2009 is as follows:

Name	Executive Contributions in last Fiscal Year	Company Contributions in last Fiscal Year(1)	Aggregate Earnings in last Fiscal Year	Aggregate Withdrawal/ Distributions	Aggregate Balance at Last Fiscal Year

Steven S. Heinrichs	—	$3,362	$2,187	0	$32,043

John P. O'Donnell	—	$9,515	$1,982	0	$20,539

(1)
Amounts are reported as 2009 compensation in the "All Other Compensation" column of the Summary Compensation Table.

Potential Payments Upon Termination

        We do not have employment agreements or other individual arrangements with our executive officers that provide for specific benefits upon a termination of employment. In general, upon termination of employment, an executive officer will receive compensation and benefits for which he or she has already vested. This includes accrued but unpaid salary, accrued and unused vacation pay, and payments and benefits accrued under our broad-based benefit programs. The following section describes certain payments and benefits that would be payable to our named executive officers in the event of their involuntary termination in connection with a change-in-control of Neenah, or other involuntary termination.

  Involuntary Termination in Connection with a Change in Control

        The Neenah Paper Executive Severance Plan (the "Executive Severance Plan") covers designated officers, including all of our named executive officers, and provides certain severance benefits upon termination of employment following a change in control of Neenah. Upon termination of the officer's employment by Neenah without "cause" or by the officer for "good reason" (as defined in the Executive Severance Plan) within the two-year period following a change in control or a termination by us without "cause" during the one-year period preceding such a change in control, the officer will be entitled to a lump-sum cash payment equal to the sum of: (i) two times the sum of his annual base salary and targeted annual bonus; (ii) any qualified retirement plan benefits forfeited as a result of such termination; (iii) the amount of retirement benefits such officer would have received under the qualified and supplemental retirement plans but for his or her termination for the two-year period following his or her termination; (iv) the cost of medical and dental COBRA premiums for a period of two years; and (v) a cash settlement of any accrued retiree medical credits. In addition, the officer will be eligible to receive outplacement services for a period of two years (up to a maximum cost to us of

$50,000). Payment of the benefits under the Executive Severance Plan is subject to the applicable executive executing an agreement that includes restrictive covenants and a general release of claims against us. The Executive Severance Plan has been designed to limit exposure for any "parachute" excise taxes; but if such excise taxes apply, we will reimburse the officer on an after-tax basis for any excise taxes incurred by that executive due to payments received under the Executive Severance Plan.

        The following table shows the payments that would be made to each of our named executive officers under the Executive Severance Plan in connection with a change-in-control termination.

Payments(8)	Sean T. Erwin	Bonnie C. Lind	Steven S. Heinrichs	John P. O'Donnell

Severance(1)	2,222,500	915,000	768,500	1,050,000
Prorata Bonus Payment(2)	476,250	152,500	119,250	175,000
Unvested Stock Option Spread(3)	846,975	277,151	176,524	318,551
Unvested Restricted Stock(3)	0	0	0	27,900
LTIP Payment(4)	867,690	283,185	181,350	326,430
Retirement Benefit Payment(5)	610,251	282,786	48,670	75,546
Welfare Benefit Values(6)	23,773	36,438	36,438	36,438
Outplacement	50,000	50,000	50,000	50,000
Excise Tax & Gross-Up(7)	0	0	478,488	752,982

Aggregate Payments	$5,097,439	$1,997,060	$1,859,219	$2,812,847

(1)
Severance payment equal to two times the sum of the executive's annual base salary at the time of the termination plus the target bonus.

(2)
The Target Bonus prorated for the number of days in the calendar year prior to termination due to assumed termination on December 31, 2009.

(3)
Total value of unvested stock option spread and unvested restricted stock that would become vested upon a change in control assuming a share price of $13.95 and a change-in-control date of December 31, 2009.

(4)
All unearned target performance share units vest upon a change-in-control event. Amounts are based on target 2008 and 2009 performance share unit grants.

(5)
Actuarial value attributable to retirement benefits.

(6)
Estimated value associated with the continuation of life insurance, medical, dental, and disability benefits for two years post-termination.

(7)
Gross-up payments covering the full cost of applicable excise taxes under Code sections 280G and 4999.

(8)
Dr. Haegler does not participate in the Neenah Paper Executive Severance Plan. He is covered by a separate employment agreement that continued from the purchase of Neenah Germany in October 2006. Dr. Haegler's equity grants contain change in control provisions that provide for vesting and payments as follows; $161,820 for 2008 and 2009 LTIP payments. The equity awards contain provisions that are similar to the U.S. provisions in the case of illness, accident or death. In addition, Dr. Haegler's employment contract provides for salary continuation to him or his surviving family members for a period of three months in the case of illness, accident or death.

  Other Involuntary Termination

        The Neenah Paper Severance Pay Plan (the "Severance Pay Plan") provides regular severance to our executive officers. Participation in the Severance Pay Plan is conditioned upon each participant's execution of a noncompete agreement. In the event of a qualifying termination, the Severance Pay Plan generally provides officers (including named executive officers) severance equal to one year of base salary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The following directors served on the Compensation Committee during 2009: Messrs. Moore, McGovern and Dr. Wood. None of the members of the Compensation Committee was an officer or employee of Neenah during 2009 or any time prior thereto, and none of the members had any relationship with Neenah during 2009 that required disclosure under Item 404 of Regulation S-K. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act and rules and regulations of the SEC thereunder require our directors, officers and persons who beneficially own more than 10% of our common stock, as well as certain affiliates of such persons, to file initial reports of their ownership of our common stock and subsequent reports of changes in such ownership with the SEC. Directors, officers and persons owning more than 10% of our common stock are required by SEC rules and regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us and on information provided by the reporting persons, we believe that during 2009, our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements, except that Mr. Moore filed a Form 4 late on April 1, 2010 representing restricted stock units granted in lieu of a quarterly cash dividend granted in 2009. In addition, Messrs Heinrichs, Erwin, O'Donnell, Runsten and Ms. Lind filed Form 4s late on February 2, 2010 representing the 2010 Option Grant pursuant to the Company's LTIP Plan, which options were granted on January 28, 2010.

 AUDIT COMMITTEE REPORT

        The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the accuracy and integrity of Neenah's financial reporting, including the performance and the independence of Neenah's independent registered public accounting firm, Deloitte & Touche LLP ("Deloitte"). On November 30, 2004, our Board of Directors adopted an Audit Committee Charter, which sets forth the responsibilities of the Audit Committee. The Audit Committee reviewed and discussed with management and Deloitte our audited financial statements for the fiscal year ended December 31, 2009. The Audit Committee also discussed with Deloitte the matters required under Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU § 380).

        The Audit Committee received the written disclosures and other communications from Deloitte that are required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the Audit Committee, which included independence considerations. The Audit Committee reviewed the audit and non-audit services provided by Deloitte for the fiscal year ended December 31, 2009 and determined to engage Deloitte as the independent registered public accounting firm of Neenah for the fiscal year ending December 31, 2010. The Audit Committee also received and reviewed a report by Deloitte outlining communications required by NYSE listing standards describing: (1) the firm's internal quality control procedures; (2) any material issue raised by a) the most recent internal quality control review of the firm, b) peer review of the firm, or c) any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with issues; and (3) (to assess Deloitte's independence) all relationships between Deloitte and us.

        Based upon the Audit Committee's review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements for the year ended December 31, 2009 in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Audit Committee:
Timothy S. Lucas, Chairman Philip C. Moore Stephen M. Wood

PROPOSAL 2—
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee of our Board of Directors, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010. As a matter of good corporate practice, the Board has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting. Deloitte & Touche LLP has served as our independent registered public accounting firm since our spin-off from Kimberly-Clark Corporation in November 2004 and is considered by our Audit Committee to be well qualified. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment. Even if the stockholders ratify the appointment, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of Neenah and its stockholders.

        Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

        The Audit Committee and the Board unanimously recommend that the stockholders vote "FOR" the proposal to ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEES AND SERVICES

Audit and Non-Audit Fees

        Aggregate fees for professional services rendered for us by Deloitte & Touche LLP, the member firms of Deloitte Touche and Tohmatsu and their respective affiliates ("Deloitte & Touche") as of or for the fiscal years ended December 31, 2009 and December 31, 2008 are set forth below. The aggregate fees included in the Audit category are fees billed for the fiscal year for the integrated audit of our annual financial statements and review of statutory and regulatory filings. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

	2008	2009
Audit Fees	1,695,000	1,685,000
Audit-Related Fees	110,000	8,000
Tax Fees	68,000	0
All Other Fees	0	0

Total	$1,873,000	$1,693,000

        Audit Fees were for professional services rendered for the audit of our annual consolidated financial statements including the audit of our internal control over financial reporting and review of quarterly reports on Form 10-Q filed by us with the SEC.

        Audit-Related Fees were for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under the caption "Audit Fees" and include fees related to the audits of our U.S. and Canadian employee benefits plans and other consultation.

        Tax Fees were for tax compliance, tax advice and tax planning services in 2008.

Policy on Audit Committee Pre-Approval

        To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly-traded company from obtaining certain non-audit services from its independent registered public accounting firm. The law also requires the audit committee of a publicly traded company to pre-approve other services provided by the independent registered public accounting firm. Pursuant to its charter, the Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. In its pre-approval of non-audit services, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor's independence. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all services performed by the independent registered public accounting firm in fiscal 2009 and fiscal 2008, including those services described in the table above under the captions "Audit Fees," "Audit Related Fees" and "Tax Fees."

STOCKHOLDERS' PROPOSALS FOR 2011 ANNUAL MEETING

        Proposals of stockholders, excluding nominations for the Board, intended to be presented at the 2010 Annual Meeting should be submitted by certified mail, return receipt requested, and must be received by us at our executive offices in Alpharetta, Georgia, on or before the date that is 120 calendar days prior to the first anniversary of the date that this Proxy Statement is released to stockholders, December 10, 2010, to be eligible for inclusion in our Proxy Statement and form of proxy relating to that meeting and to be introduced for action at the 2011 Annual Meeting. In the event that the date of the 2011 Annual Meeting is changed more than thirty days from the date of this year's meeting, notice by stockholders should be received no later than the close of business on the later of the 150th calendar day prior to the 2011 meeting or the 10th calendar day on which public announcement of the date of such meeting is first made.

        Any stockholder proposal must be in writing and must comply with Rule 14a-8 under the Exchange Act and must set forth (i) a description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting; (ii) the name and address, as they appear on our books, of the stockholder submitting the proposal; (iii) the class and number of shares that are beneficially owned by such stockholder; (iv) the dates on which the stockholder acquired the shares; (v) documentary support for any claim of beneficial ownership as required by Rule 14a-8; (vi) any material interest of the stockholder in the proposal; (vii) a statement in support of the proposal; and (viii) any other information required by the rules and regulations of the SEC. Stockholder nominations for the Board must comply with the procedures set forth above under "Corporate Governance—Nomination of Directors."

        The failure of a stockholder to deliver a proposal in accordance with the requirements of the preceding paragraph may result in it being excluded from our Proxy Statement and ineligible for consideration at the 2011 Annual Meeting. Further, the submission of a proposal in accordance with the requirements of the preceding paragraph does not guarantee that we will include it in our Proxy Statement or that it will be eligible for consideration at the 2011 Annual Meeting. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of the submission deadline to discuss the proposal.

 OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

        Our Board knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and vote at the Annual Meeting or any adjournment(s) thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of Neenah and its stockholders.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        The SEC's proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that stockholders receive and lower printing and mailing costs for companies. Neenah and certain intermediaries are householding proxy materials for shareholders of record in connection with its 2010 Annual Meeting. This means that:

  •
  Only one Annual Report and Proxy Statement will be delivered to multiple stockholders sharing an address unless you notify your broker or bank to the contrary;

  •
  You can contact Neenah by calling 678-566-6500 or by writing to INVESTOR RELATIONS, Neenah Paper, Inc., at 3460 Preston Ridge Road, Preston Ridge III, Suite 600, Alpharetta, Georgia 30005 to request a separate copy of the Annual Report and Proxy Statement for the 2010 Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future or you can contact your bank or broker to make a similar request; and

  •
  You can request delivery of a single copy of Annual Reports or Proxy Statements from your bank or broker if you share the same address as another Neenah shareholder and your bank or broker has determined to household proxy materials.

This document is printed on Sundance® Paper's 100 PC White which is FSC Certified and manufactured from 100% post consumer recycled fibers.

OR Please mark your votes as indicated in this example X INTERNET http://www.proxyvoting.com/np Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. FOLD AND DETACH HERE Mark Here for Address Change or Comments SEE REVERSE WO# 72308 YOUR VOTE IS IMPORTANT, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, MARK AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. FOR AGAINST ABSTAIN Any of such attorneys and proxies, or their substitutes (or if only one, that one) at said Annual Meeting, and any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked. Receipt is acknowledged of the Notice of Annual Meeting of shareholders and the Proxy Statement accompanying said Notice. Each of the foregoing matters has been proposed by Neenah and is not conditioned on the approval of any other matter. 1. Proposal for election of Class III Directors: 2. Proposal to ratify Deloitte & Touch LLP as the independent registered public accounting firm of Neenah Paper, Inc. for the fiscal year ending 2010 Nominees: 01 Sean T. Erwin 02 John F. McGovern 03 Edward Grzedzinski FOR WITHHOLD AUTHORITY *EXCEPTIONS (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) *Exceptions __________________________________________________________

FOLD AND DETACH HERE Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 WO# 72308 NEENAH PAPER, INC. Proxy – Annual Meeting of Shareholders – May 19, 2010 (Solicited on Behalf of the Board of Directors) The undersigned stockholder of Neenah Paper, Inc. hereby constitutes and appoints Bonnie C. Lind and Steven S. Heinrichs, and each of them, the attorneys and proxies of the undersigned, with full power of substitution and revocation, to represent and to vote on behalf of the undersigned all of the shares of Neenah’s Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005 on Wednesday, May 19, 2010 at 10:00 a.m. Eastern Time and at any adjournments thereof, upon the following proposals which are more fully described in the notice of, and proxy statement for, the Annual Meeting. NOTE: This proxy, properly filled in, dated and signed, should be returned promptly in the enclosed postpaid envelope to BNY Mellon Shareowner Services, Proxy Processing, P.O. Box 3550, S. Hackensack, NJ 07606-9250. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS ON THE OTHER SIDE AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS. (Continued, and to be marked, dated and signed, on the other side) For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time You can now access your NEENAH PAPER, INC. account online. Access your Neenah Paper, Inc. stockholder account online via Investor ServiceDirect® (ISD). Mellon Investor Services LLC, Transfer Agent for Neenah Paper, Inc., now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form • Establish/change your PIN Visit us on the web at http://www.bnymellon.com/shareowner/isd ANNUAL MEETING OF STOCKHOLDERS Wednesday, May 19, 2010 10:00 A.M. 3460 Preston Ridge Road Suite 600 Alpharetta, Georgia 30005 AGENDA: • Proposal for election of Class III Directors • Proposal to ratify Deloitte & Touche LLP as the independent registered public accounting firm of Neenah Paper, Inc. for the fiscal year ending 2010 • Other business as may properly come before the Annual Meeting (the Board of Directors is currently unaware of any other business to be presented to a vote) You can view the Annual Report and Proxy Statement for Neenah Paper, Inc. on the Internet: http://www.neenah.com/proxydocs